Exhibit 23.1
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                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

Board of Directors
Tompkins Trustco, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Tompkins Trustco, Inc. for the Tompkins Trustco Stock Purchase Plan, an open availability and dividend reinvestment plan, of our report dated January 24, 2002, relating to the consolidated statement of financial condition of Tompkins Trustco, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Tompkins Trustco, Inc., incorporated by reference herein, and to the reference to our firm as "Experts" in the prospectus.


KKPMG LLP

Syracuse, New York
April 22, 2002